Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated November 12, 2025, with respect to the consolidated financial statements of Securitize Holdings, Inc., included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

New York, New York
January 28, 2026